                                                                     EXHIBIT 2.2

                                                                  CONFORMED COPY






                            SHARE PURCHASE AGREEMENT


                                    between



SAIRGROUP (LTD.), a Swiss corporation having its registered domicile in Zurich, Switzerland

                                                     (hereinafter the "SELLER"),


                                      and

GALILEO INTERNATIONAL PARTNERSHIP, a Delaware general partnership whose principal place of business is in Rosemont, Illinois, and any successor in interest thereto, including, without limitation, the corporation or limited liability company formed in connection with the IPO (as such term is defined below)

                                                   (hereinafter the "PURCHASER";
                                            each of the Purchaser and the Seller
                                                           is referred to herein
                     as a "PARTY", and the Purchaser and the Seller are referred to herein collectively as the "PARTIES")


             regarding the purchase of the entire share capital of
                   Traviswiss AG, a Swiss company having its registered domicile in Kloten, Switzerland
                          (hereinafter the "Company")

                                   ARTICLE I
                                  DEFINITIONS


SECTION 1.01.  Certain Defined Terms........................................  1
SECTION 1.02.  Other Defined Terms..........................................  5



                                   ARTICLE II
                               PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale of the Shares..............................  7
SECTION 2.02.  Purchase Price...............................................  7
SECTION 2.03.  Closing......................................................  7
SECTION 2.04.  Closing Deliveries...........................................  7
SECTION 2.05.  Cash Mechanism...............................................  7

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

SECTION 3.01.  Organization, Authority and Qualification of the Seller...... 10
SECTION 3.02.  Organization, Authority and Qualification of the Company..... 11
SECTION 3.03.  Company Interests............................................ 11
SECTION 3.04.  No Conflict.................................................. 12
SECTION 3.05.  Consents and Approvals....................................... 12
SECTION 3.06.  Financial Information and Books and Records.................. 12
SECTION 3.07.  No Undisclosed Liabilities................................... 13
SECTION 3.08.  Conduct in the Ordinary Course, Absence of Certain Changes,
                       Events and Conditions................................ 13
SECTION 3.09.  Litigation................................................... 15
SECTION 3.10.  Compliance with Laws......................................... 16
SECTION 3.11.  Environmental and Other Permits and Licenses; Related
                       Matters.............................................. 16
SECTION 3.12.  Material Contracts........................................... 16
SECTION 3.13.  Intellectual Property........................................ 18
SECTION 3.14.  Real Property and Leases..................................... 19
SECTION 3.15.  Assets....................................................... 19
SECTION 3.16.  Employee Benefit Matters..................................... 20
SECTION 3.17.  Labor Matters................................................ 21
SECTION 3.18.  Taxes........................................................ 21
SECTION 3.19.  Insurance.................................................... 23
SECTION 3.20.  Brokers...................................................... 23
SECTION 3.21.  Year 2000 Compliance......................................... 24

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER



SECTION 4.01.  Organization, Authority and Qualification of the Purchaser... 24
SECTION 4.02.  No Conflict.................................................. 25
SECTION 4.03.  Governmental Consents and Approvals.......................... 25
SECTION 4.04.  Investment Purpose........................................... 25
SECTION 4.05.  Brokers...................................................... 25

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

SECTION 5.01.  Conduct of Business Prior to the Closing..................... 25
SECTION 5.02.  Access to Information........................................ 26
SECTION 5.03.  Confidentiality.............................................. 27
SECTION 5.04.  Regulatory and Other Authorizations; Notices and Consents.... 28
SECTION 5.05.  Notice of Developments....................................... 29
SECTION 5.06.  No Solicitation of Employees................................. 29
SECTION 5.07.  Use of Intellectual Property................................. 29
SECTION 5.08.  Monthly Financial Statements................................. 30
SECTION 5.09.  Pre-Closing Balance Sheet.................................... 30
SECTION 5.10.  Company Pension Fund......................................... 31
SECTION 5.11.  Insurance Coverage by the Seller............................. 32
SECTION 5.12.  Certain Services............................................. 32
SECTION 5.13.  Certain Intercompany Payments................................ 34
SECTION 5.14.  Intercompany Loan............................................ 35
SECTION 5.15.  Right of First Refusal....................................... 35
SECTION 5.16.  Transfer of Certain Company Intellectual Property............ 36
SECTION 5.17.  Austrian Airlines............................................ 36
SECTION 5.18.  Further Action............................................... 36

                                   ARTICLE VI
                                  TAX MATTERS

SECTION 6.01.  Tax Indemnity................................................ 37
SECTION 6.02.  Apportionment of Taxes....................................... 37
SECTION 6.03.  Returns and Payments......................................... 38
SECTION 6.04.  Contests..................................................... 40
SECTION 6.05.  Survival of Obligations...................................... 41
SECTION 6.06.  Conveyance Taxes............................................. 41
SECTION 6.07.  Tax Refunds, Credits and Other Payments...................... 42

                                  ARTICLE VII
                             CONDITIONS TO CLOSING


SECTION 7.01.  Conditions to Obligations of the Seller...................... 42
SECTION 7.02.  Conditions to Obligations of the Purchaser................... 43

                                  ARTICLE VIII
                                INDEMNIFICATION


SECTION 8.01.  Survival of Representations and Warranties................... 45
SECTION 8.02.  Indemnification by the Seller................................ 47
SECTION 8.03.  Tax Matters.................................................. 48
SECTION 8.04.  Indemnification by the Purchaser............................. 48
SECTION 8.05.  Indemnification Procedures................................... 49

                                   ARTICLE IX
                             TERMINATION AND WAIVER

SECTION 9.01.  Termination.................................................. 50
SECTION 9.02.  Effect of Termination........................................ 51
SECTION 9.03.  Waiver....................................................... 51

                                   ARTICLE X
                               GENERAL PROVISIONS

SECTION 10.01.  Expenses.................................................... 52
SECTION 10.02.  Notices..................................................... 52
SECTION 10.03.  Public Announcements........................................ 53
SECTION 10.04.  Headings.................................................... 53
SECTION 10.05.  Severability................................................ 53
SECTION 10.06.  Entire Agreement............................................ 53
SECTION 10.07.  Assignment.................................................. 54
SECTION 10.08.  No Third Party Beneficiaries................................ 54
SECTION 10.09.  Amendment................................................... 54
SECTION 10.10.  Arbitration................................................. 54
SECTION 10.11.  Seller's Disclosure Schedule................................ 56
SECTION 10.12.  Governing Law............................................... 56
SECTION 10.13.  Counterparts................................................ 56
SECTION 10.14.  Specific Performance........................................ 57

       WHEREAS, the Seller owns 200 registered shares of the Company's capital stock, nominal value CHF 10,000 per share (the "Shares"), which constitute one hundred percent (100%) of the outstanding share capital of the Company; and

       WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares upon the terms and subject to the conditions set forth herein;

       NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:



                                   ARTICLE I
                                  DEFINITIONS

       SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

       "Accounting Principles" means the rules set out in art. 662a et seq. of the Swiss Code of Obligations as applied by members of the Swiss Accountants' Organization ("Schweizerische Treuhand und Revisionskammer").

       "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

       "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

       "After-Tax Basis" means, (i) with respect to any Loss that is required to be indemnified pursuant to Article VI or Article VIII on an After-Tax Basis, that the indemnification payment will be calculated so as to take into account both the deductibility or creditability by the indemnitee or the Company for Tax purposes of the Loss being indemnified and the taxability to the indemnitee of the indemnifying payment (including taxability of any payments made to gross up for the taxability of the indemnifying payment), and (ii) with respect to any refund or credit that is required to be paid on an After-Tax Basis pursuant to Section 6.07, that the refund or credit payable by the Purchaser to the Seller will be calculated so as to take into account both the deductibility by the Company for Tax purposes of the payment of such refund or credit to the Seller and (a) the taxability to the Company of the receipt of the refund or credit and (b) any tax to the Company or the Purchaser (or any Affiliate thereof) in connection with any distribution of the credit or refund (or any portion thereof) to the Purchaser (or any Affiliate thereof).

       "Agreement" or "this Agreement" means this Share Purchase Agreement, dated as of July 30, 1997, between the Seller and the Purchaser (including the Exhibits hereto and the Seller's Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 10.09.

       "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Zurich, Switzerland.

       "Company Intellectual Property" means all trademarks, trademark rights, trade names, trade name rights, patents, patent rights, industrial models, inventions, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company as currently conducted or as contemplated (by existing Company management) to be conducted, together with all applications currently pending for any of the foregoing.

       "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

       "Encumbrance" means any security interest, pledge, mortgage, lien (including without limitation, environmental and Tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

       "Environment" means surface waters, groundwaters, surface water sediment, soil, subsurface strata and ambient air.

       "Environmental Claims" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Material or arising from any alleged injury or threat of injury to health, safety or the Environment.

       "Environmental Law" means any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the

Environment, health or safety or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

       "Environmental Permit" means any permit, approval, identification number, license or other authorization required to operate the business of the Company under any applicable Environmental Law.

       "Governmental Authority" means any Swiss or foreign federal, state or local government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

       "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, other than any rules and regulations (whether promulgated by order or otherwise) which apply generally to the computer reservations system industry.

       "Hazardous Materials" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as pollutant, contaminant or waste under any applicable Environmental Law.

       "Income Taxes" means Taxes based on or measured by net income.

       "Independent Accounting Firm" means any one of the "big six" accounting firms other than the Purchaser's Accountants, the Seller's accountants and the Company's accountants.

       "Law" means any Swiss or foreign federal, state or local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

       "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

       "Material Adverse Effect" means any change in or effect on the business of the Company that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or Liabilities of the Company or prevents consummation of the transactions contemplated hereby.

       "Net Asset Test Reference Balance Sheet" means the audited balance sheet (including the related notes and schedules thereto) of the Company, dated as of 31 December 1996, excluding (i) any indebtedness for borrowed money of the Company and (ii) any Cash other than cash in the amount of any checks outstanding, a copy of which is set forth in Section 3.06(a) of the Seller's Disclosure Schedule.

       "Net Assets" means the excess of total assets over total liabilities of the Company shown on the Pre-Closing Balance Sheet or the Seasonally Adjusted Net Asset Test Reference Balance Sheet, as applicable.

       "Ordinary Course Taxes" means Taxes, other than Income Taxes, capital Taxes or VAT, relating to operations, activities or ownership during periods (or portions thereof) prior to the Closing Date and paid by the Company after the Closing Date in the ordinary course of business and not as a result of an audit or examination by a government or Tax authority or an administrative or judicial proceeding or a settlement or compromise thereof in connection with a Tax previously paid or a Return previously filed.

       "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations;
(c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness for borrowed money of the Company, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.

       "Person" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group.

       "Purchaser's Accountants" means KPMG Peat Marwick LLP, independent accountants of the Purchaser.

       "Real Property" means the real property leased or owned by the Company.

       "Return" means any return, report or form relating to a Tax or Taxes.

       "Seasonally Adjusted Net Asset Test Reference Balance Sheet" means the Net Asset Test Reference Balance Sheet adjusted to multiply current assets reflected thereon by the appropriate seasonal adjustment factors set forth on Schedule 1.01(a) hereto and current liabilities by the appropriate seasonal adjustment factors set forth on Schedule 1.01(b) hereto.

       "Tax" or "Taxes" means any and all taxes, contributions, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority (whether federal, state, local, cantonal, municipal, foreign or otherwise), including, without limitation: Income Taxes, VAT, any other taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

       "Tax Benefit" means the value, when actually received, of any deduction, loss, credit or refund to the Purchaser, the Company or the Seller, as the case may be.

       "VAT" means Value Added Tax as defined in the Swiss VAT ordinance of the 22nd of June, 1994, a Tax imposed on turnover of goods and services, including imports of goods and services.

       SECTION 1.02. Other Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

      Terms                                                         Section
      -----                                                         -------
      Agreement.....................................................Preamble
      Arbitration Request...........................................10.10(a)
      Arbitrator....................................................10.10(a)
      Assets.........................................................3.15(a)
      Association...................................................10.10(a)
      atraxis........................................................5.12(a)
      Average Cash Amount............................................2.05(b)
      aviReal........................................................5.12(a)
      Award......................................................10.10(a)(v)
      Cash...........................................................2.05(b)
      Closing...........................................................2.03
      Closing Date......................................................2.03
      Commencement Date..........................................10.10(a)(i)
      Company.....................................................Cover Page
      Company Charter Documents.........................................3.02
      Company Interest..................................................5.15
      Company Licenses..................................................3.13


                                          6
      Company Names..................................................5.07(a)
      Company Post-Closing License...................................5.16(b)
      Dispute Notice................................................10.10(a)
      Dollar Equivalent..............................................2.05(b)
      Escrow Agent...................................................2.05(f)(i)
      Escrow Amount..................................................2.05(f)(i)
      Financial Statements...........................................3.06
      First Refusal Price............................................5.15
      Indemnified Party..............................................6.01, 8.05
      Indemnifying Party.............................................8.05
      Independent Firm...............................................6.03(b)
      Intercompany Loan..............................................5.14
      IPO............................................................2.03
      Loss...........................................................8.02
      Material Contracts.............................................3.12(a)
      Measuring Period...............................................2.05(b)
      New Company Fund...............................................5.10(b)(i)
      Non-Disclosure Agreement.......................................5.03(a)
      Notice of Exercise.............................................5.15(b)
      Notice of Intention............................................5.15
      Option Period..................................................5.15(b)
      Parties........................................................Cover Page
      Party..........................................................Cover Page
      Pension Transfer Agreement.....................................5.10(b)(ii)
      Petitioner....................................................10.10(a)
      Plan...........................................................3.16(a)
      Pre-Closing Balance Sheet......................................5.09
      Prospective Buyer..............................................5.15
      Prospective Seller.............................................5.15
      Purchase Price.................................................2.02
      Purchase Price Adjustment Amount...............................2.05(b)
      Purchaser......................................................Cover Page
      Purchaser Indemnified Party....................................8.02(a)
      Returnable Refund or Credit....................................6.07
      Respondent....................................................10.10(a)
      Response......................................................10.10(a)(ii)
      Returnable Refund or Credit....................................6.07
      Seller.........................................................Cover Page
      Seller Indemnified Party.......................................8.04(a)
      Seller Post-Closing License....................................5.16(a)
      Seller's Disclosure Schedule...................................3.02
      Seller's Pension Funds.........................................5.10(a)
      Shares.........................................................Recitals


      Statement......................................................10.10(a)
      Third Party Claim..................................................8.05
      Transaction Agreement...........................................7.01(f)
      Transferred Intellectual Property...............................5.16(a)
      Transition Period..................................................5.11


                                  ARTICLE II
                              PURCHASE AND SALE

       SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller will transfer to the Purchaser the Shares and the Purchaser shall accept such transfer.

       SECTION 2.02.  Purchase Price.  Subject to adjustment as provided in
Section 2.05, the purchase price for the Shares shall be the sum of (i) US$8,000,000 plus (ii) the Purchase Price Adjustment Amount, payable in cash (the "Purchase Price").

       SECTION 2.03. Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on the day of the consummation of the proposed initial public offering by the Purchaser (the "IPO"), or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

       SECTION 2.04. Closing Deliveries. (a) At the Closing and upon confirmation of payment of the Purchase Price, the Seller shall deliver to the Purchaser (i) one or more stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser, and (ii) any documents required to be delivered by the Seller pursuant to Section 7.02.

       (b) At the Closing and upon receipt of the documents described in
Section 2.04(a), the Purchaser or its assignee shall deliver to the Seller (i) any documents required to be delivered by the Purchaser pursuant to Section 7.01, and (ii) a banker's check in the amount of the Purchase Price less the Escrow Amount.

       SECTION 2.05.  Cash Mechanism.  (a)  Subject to the provisions of this
Section 2.05, the Purchase Price Adjustment Amount will be calculated in accordance with Section 2.05(b).

       (b) For purposes of this Section 2.05, (i) "Average Cash Amount" means, subject to adjustment as set forth in Section 2.05(c), the amount of cash that is equal to the simple average daily balance of cash, time deposits, certificates of deposit, marketable securities and other short term investments and cash equivalents ("Cash") of the Company at the close of business on each Business Day during the Measuring Period, (ii) "Measuring Period" means the period commencing at 12:01 a.m. on the date of the month immediately preceding the month in which the Closing Date occurs that is the same date of the month as the Closing Date (or if such date is not a calendar date, the date that corresponds most closely to the date that is the Closing Date) and ending at 11:59 p.m. on the day immediately preceding the Closing Date, (iii) "Purchase Price Adjustment Amount" means the Dollar Equivalent of (A) the Average Cash Amount less (B) the checks issued by the Company that have not cleared on the Closing Date less (C) CHF 133,851, representing employee bonus payments under the Company's bonus plan for the portion of fiscal year 1997 commencing January 1, 1997 and ending on the Closing Date, and (iv) "Dollar Equivalent" means, with respect to an amount expressed in any currency other than United States dollars, the dollar equivalent of such amount as determined by reference to the noon buying rate in The City of New York (as of the Business Day immediately preceding the Closing Date) for cable transfers in such currency as certified for customs purposes by (or if not so certified, as otherwise determined by) the Federal Reserve Bank of New York.

       (c) The Average Cash Amount will be adjusted in the event the Company makes (i) any Cash distribution (in respect of the Shares) to the Seller or an Affiliate of the Seller, (ii) any broker payments pursuant to Section 3.20,
(iii) any payment to the Seller or an Affiliate of the Seller with respect to the Intercompany Loan, (iv) any employee bonus payments under the Company's bonus plan for fiscal year 1996 or (v) any payment to the Seller or an Affiliate of the Seller with respect to management charges, in each case during the Measuring Period by subtracting the amount of any such distribution or payment from the daily amount of Cash in each of the days during the Measuring Period immediately preceding the date of such distribution or payment.

       (d) During the Measuring Period, the Purchaser shall, and the Seller shall cause the Company to, make all payments that are to be made to the Company or the Purchaser, as applicable, under existing contractual arrangements or agreements in the ordinary course of business consistent with past practice. In addition, during the Measuring Period, the Seller shall cause the Company to conduct its business in the ordinary course consistent with past practice, including, without limitation, not shortening or lengthening the customary payment time for any of its payables or receivables and continuing its purchasing and capital purchasing practices in accordance with past practice; provided, however, that the Seller shall cause the Company to pay management charges to the Seller in amounts customary with past practice for the period commencing January 1, 1997 and ending May 31, 1997. To facilitate the foregoing, (i) the Seller shall circulate to the relevant personnel of the Company at least thirty days prior to the expected commencement of the Measuring Period written instructions to such effect and (ii) the Seller shall cause the Company to provide representatives of the Purchaser with access, at reasonable times, to all offices, personnel, books and records of the Company that the Purchaser may reasonably request for purposes of monitoring the compliance by the Company with this Section 2.05(d) and the calculation by the Company of the Average Cash Amount and the Purchase Price Adjustment Amount in accordance with this Section 2.05. During the period from 11:59 p.m. on the day immediately preceding the Closing Date through the Closing, the Seller shall cause the Company not to make any payments of cash except pursuant to normal banking transactions, including check clearing or deposits, that are not under the control of the Company, or pursuant to contractual obligations with third parties that were previously disclosed to the Purchaser or that were entered into in the ordinary course of business consistent with past practice.

       (e) On the Closing Date, the Seller shall cause the Company to inform each of the Seller and the Purchaser of the (i) Average Cash Amount, as well as the calculations resulting therein, and (ii) the aggregate amount with respect to which checks of the Company have been issued but not cleared on the Closing Date.

       (f) (i) Prior to the Closing, the Purchaser and the Seller shall enter into an Escrow Agreement, in substantially the form attached hereto as Exhibit 2.05(f), with a third party selected by the Purchaser and reasonably acceptable to the Seller (the "Escrow Agent"). In accordance with the terms of the Escrow Agreement, the Purchaser will, on the Closing Date, deposit the sum of US$250,000 (the "Escrow Amount") (to be deducted from the Purchase Price in accordance with Section 2.04(b)) with the Escrow Agent, which will hold such amount in an interest bearing account until the later of (A) the 90th day following the Closing Date or (B) the date on which any dispute pursuant to
Section 2.05(f)(ii) has been resolved, to be managed and paid out in accordance with the Escrow Agreement and this Section 2.05.

       (ii) In the event the Purchaser determines, within 90 days following the Closing Date, that the agreements of the Seller to cause the Company to comply with the requirements contained in Section 2.05(d) were not complied with and, as a result of such non-compliance, the Average Cash Amount was either greater or lesser than the average amount of Cash that the Company would have had during the Measuring Period had such provisions been complied with, the Purchaser will provide written notice to the Seller (with a copy to the Escrow Agent) to such effect, specifying the amount of the difference and its reasons for such determination. In the absence of any written notice of dispute delivered by the Seller to the Purchaser and the Escrow Agent within 10 days after receipt of the Purchaser's written notice as to such determination and the amount of such difference, (x) in the event the Average

Cash Amount is greater than it would have been, the Purchaser will receive from the Escrow Agent and the Seller, if appropriate, a cash payment equal to the amount of such difference, together with interest thereon, as set forth in clause (iii) below, and (y) in the event the Average Cash Amount is less than it would have been, the Seller will receive from the Purchaser a cash payment equal to the amount of such difference, together with interest thereon, as set forth in clause (iii) below. In the event the Seller delivers such a written notice disputing such determination or the amount of such difference, such dispute will be submitted for resolution to the Independent Accounting Firm, which will resolve such dispute within 30 days of the date of such submission and whose decision will be final and binding on the Seller and the Purchaser. The fees and expenses of the Independent Accounting Firm will be allocated between the Purchaser, on the one hand, and the Seller, on the other hand, in the same proportion that the aggregate amount of the difference so submitted to the Independent Accounting Firm that is unsuccessfully disputed by the Seller, on the one hand, or the Purchaser, on the other hand, bears to the total amount of the difference so submitted.

       (iii) In the event any payment is to be made to the Purchaser pursuant to clause (ii) above, the Escrow Agent will pay such amount to the Purchaser, together with the appropriate amount of interest thereon, and if such payment is less than the amount of such difference, the Purchaser will recover such excess amount from the Seller, together with interest thereon from the Closing Date to and including the date of payment by the Seller to the Purchaser at the Interest Rate (as such term is defined in the Escrow Agreement), pursuant to the provisions of Section 8.02 (except that the provisions of Section 8.02(b)(i) and (ii) will not apply). In the event any payment is to be made to the Seller pursuant to clause (ii) above, the Purchaser will pay such amount to the Seller, together with interest thereon from the Closing Date to and including the date of payment by the Purchaser to the Seller at the Interest Rate, pursuant to the provisions of Section 8.04. In the event any amount remains in the Escrow Fund (as such term is defined in the Escrow Agreement) on the later of (A) the 90th day following the Closing Date or (B) the date on which any dispute pursuant to
Section 2.05(f)(ii) has been resolved, all amounts held by the Escrow Agent on such day, after giving effect to any payments to be made to the Purchaser hereunder, will be paid to the Seller, including all interest accrued on the remaining principal amount.


                                 ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

       As an inducement to the Purchaser to enter into this Agreement, the Seller represents and warrants to the Purchaser as follows:

       SECTION 3.01. Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business make such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

       SECTION 3.02.  Organization, Authority and Qualification of the
Company. (a) The Company is an organization duly organized, validly existing and in good standing under the laws of Switzerland and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing and qualification necessary (except in those jurisdictions set forth in Section 3.02(a) of the disclosure schedule which has been delivered by the Seller to the Purchaser prior to the date hereof and which is attached hereto (the "Seller's Disclosure Schedule"). The Company has all the necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as it has been and is currently conducted by the Company. All material actions taken by the Company have been duly authorized, and the Company has not taken any material action that in any respect conflicts with or results in a violation of any provision of the Company's organizational documents (the "Company Charter Documents"). A true and correct copy of the Company Charter Documents, as in effect on the date hereof, has been delivered by the Seller to the Purchaser.

       (b) There are no corporations, partnerships, limited liability companies or other legal entities in which the Company owns any direct or other interests or any right (contingent or otherwise) to acquire the same. The Company is not, directly or indirectly, a participant in any joint venture.

       SECTION 3.03. Company Interests. As of the date hereof, the Shares are owned, beneficially and of record, by the Seller, free and clear of all Encumbrances. None of the outstanding equity interests in the Company was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating the Seller or the Company to issue or sell any equity-related interest in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests of or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Shares constitute all the issued outstanding equity interests in the Company and are owned of record and beneficially solely by the Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by Article II, the Purchaser will fully own the Shares, free and clear of any Encumbrances (other than Encumbrances created by the Purchaser). There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

       SECTION 3.04. No Conflict. The execution, delivery and performance of this Agreement by the Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the articles of association (or similar organizational documents) of the Seller or the Company, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Seller or the Company, or any of their respective assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of the Seller or the Company pursuant to, any note, bond, mortgage or indenture, or material contract, agreement, lease, sublease, license, sublicense, permit, franchise or other instrument or arrangement to which the Seller or the Company is a party or by which any of the Shares or any of the Company's assets or properties is bound or affected.

       SECTION 3.05. Consents and Approvals. The execution, delivery and performance of this Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or any other Person, except for the consents, approvals and authorizations set forth in Section 3.05 of the Seller's Disclosure Schedule.

       SECTION 3.06. Financial Information and Books and Records. (a) True and complete copies of the audited balance sheet of the Company for each of the three fiscal years ended as of 31 December 1994, 31 December 1995 and 31 December 1996, and the related audited statements of income, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company's accountants (collectively referred to herein as the "Financial Statements") have been delivered by the Seller to the Purchaser. The Financial Statements and the Net Asset

Test Reference Balance Sheet (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with the Accounting Principles and (iv) include all adjustments (consisting only of normal adjustments) that are necessary for a fair presentation of the financial condition of the Company and the results of the operations of the Company as of the dates thereof or for the periods covered thereby, except in the case of the Net Asset Test Reference Balance Sheet (a copy of which is set forth in Section 3.06(a) of the Seller's Disclosure Schedule), which excludes (x) any indebtedness for borrowed money of the Company and (y) any Cash other than cash in the amount of any checks outstanding.

       (b) The books of account and other financial records of the Company: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with the Accounting Principles and (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

       (c) The minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the Company or by the Seller as sole stockholder thereof. Complete and accurate copies of all such minute books have been provided to the Purchaser.

       SECTION 3.07. No Undisclosed Liabilities. There are no Liabilities of the Company, other than Liabilities (i) reflected or reserved against on the Net Asset Test Reference Balance Sheet, (ii) incurred since 31 December 1996 in the ordinary course of the business, consistent with the past practice, of the Company or (iii) disclosed in this Agreement or in Section 3.07 of the Seller's Disclosure Schedule and which do not and could not have a Material Adverse Effect.

       SECTION 3.08. Conduct in the Ordinary Course, Absence of Certain Changes, Events and Conditions. Except as disclosed in Section 3.08 of the Seller's Disclosure Schedule, since 31 December 1996, the business of the Company has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since 31 December 1996, except as disclosed in Section 3.08 of the Seller's Disclosure Schedule, the Company has not:

              (i) permitted or allowed any of its assets or properties (whether tangible or intangible) to be subjected to any Encumbrance, other than Permitted Encumbrances;

              (ii) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Net Asset Test Reference Balance
       Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since 31 December 1996;

              (iii) made any loan to, guaranteed any indebtedness of or otherwise incurred any indebtedness on behalf of any Person;

              (iv) redeemed any of the Shares;

              (v) except as specifically requested by the Purchaser or as required to accommodate changes in the Purchaser's business practices, made any material changes in the customary methods of operations of the Company including, without limitation, practices and policies relating to marketing, selling and pricing;

             (vi) merged with, entered into a consolidation with or acquired any interest in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets;

             (vii) made any capital expenditure or commitment for any capital expenditure in excess of the capital expenditures contemplated by the planned budget, a true and complete copy of which has been provided to the Purchaser;

             (viii) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets) with an individual value in excess of CHF 25,000;

             (ix) issued or sold any Shares or other equity interest or any option, warrant or other right to acquire the same of, or any other interest in, the Company, except as contemplated by this Agreement;

             (x) except for agreements, arrangements or transactions with the Purchaser or having an individual value of less than CHF 25,000, entered into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Person):

             (xi) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company to any of its employees, including, without limitation any increase or change pursuant to any Plan, or (B) established or increased or promised to increase any benefits under any Plan, in either case except for ordinary increases consistent with the past practices of the Company:

             (xii) revalued any assets of the Company other than in accordance with Applicable Accounting Principles;

             (xiii) amended, terminated, canceled or compromised any material claims of the Company or waived any other rights of material value to the Company;

             (xiv) made any material change in any method of accounting or accounting practice or policy used by the Company;

             (xv) amended or restated the organizational documents of the Company;

             (xvi) made any express or deemed election or settled or compromised any liability that is the subject of a dispute with any government or taxing authority, with respect to (A) Taxes of the Company or (B) Taxes, insofar as Company items are involved, of the Seller;

             (xvii) suffered any casualty loss or damage with respect to any of the Assets which individually has a replacement cost of more than CHF 25,000, which loss or damage shall not have been covered by insurance;

             (xviii) suffered any Material Adverse Effect; or

             (xix) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.08 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.08.

       SECTION 3.09. Litigation. Except as set forth in Section 3.09 of the Seller's Disclosure Schedule, there are no Actions by or against the Company (or by or against the Seller or any Affiliate thereof and relating to the Company or its business) or affecting any of the Assets, pending or threatened before any Governmental Authority. Neither the Company nor any of the Assets nor the Seller is subject to any Governmental Order, nor are there any such Governmental Orders threatened to be imposed by any Governmental Authority which has or could reasonably be expected to have a Material Adverse Effect.

       SECTION 3.10. Compliance with Laws. (a) The Company has conducted and continues to conduct its business in accordance with all Laws and Governmental Orders applicable to the Company or any of the Assets or such business, and the Company is not in violation of any such Law or Governmental Order.

       (b) Except as set forth in Section 3.10(b) of the Seller's
  Disclosure Schedule, no Governmental Order applicable to the Company or any of the Assets or its business has or could reasonably be expected to have a Material Adverse Effect.

       SECTION 3.11. Environmental and Other Permits and Licenses; Related Matters. (a) (i) Neither the Seller nor the Company has received notice of any violation of any Environmental Laws; (ii) the Company has obtained all Environmental Permits and is and has been in material compliance with their requirements; (iii) except as disclosed in Section 3.11(a)(iii) of the Seller's Disclosure Schedule, or as permitted by or as would not result in any material liability under applicable Environmental Laws, there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any of the owned, or leased properties or, with respect to the period of the Company's ownership, tenancy or operation of such property, on any real property formerly owned, leased or occupied by the Company; (iv) there is no asbestos or asbestos-containing material on any of the owned or leased properties, except as permitted by or as would not result in any material liability under applicable Environmental Laws; (v) the Company has not released, discharged or disposed of an amount of Hazardous Materials on any of the owned or leased properties or on any real property formerly owned, leased or occupied by the Company in any manner or quantity which would have a material effect on the Company; (vi) the Company is not undertaking, has not completed, and is not required to conduct, any investigation or assessment or remedial or response action relating to any release, discharge or disposal of or contamination with an amount of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law which would have a material effect on the Company; and (vii) there are no past, pending or threatened in writing Environmental Claims against the Company, or any of its properties, and there are no facts which can form the basis of any such Environmental Claim.

       (b) Except as disclosed in Section 3.11(b) of the Seller's
  Disclosure Schedule, there are no environmental audit reports, studies or analyses in the possession of the Seller or the Company or under their control relating to the owned or leased properties or the operations of the Company.

       SECTION 3.12. Material Contracts. (a) Section 3.12(a) of the Seller's Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral contracts and agreements) of the Company (such contracts and agreements being "Material Contracts"):

            (i) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party under which the Company can reasonably be expected to pay or be paid at least CHF 40,000 during the course of the twelve months following the date hereof;

            (ii) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party, which are not cancelable without penalty or further payment and without more than 30 days' notice, and under which the Company can be reasonably expected to pay or be paid at least CHF 25,000 during the course of the twelve months following the date hereof;

            (iii) all contracts and agreements relating to indebtedness of the Company;

            (iv) any agreements that are material to the business of the Company and that are currently in effect with subscribers that have generated annual Galileo air booking fees of US$350,000 or more per annum over the course of any of the last three fiscal years;

            (v) all contracts and agreements with any Governmental Authority to which the Company is a party, and under which the Company can be reasonably expected to pay or be paid at least CHF 25,000 during the course of the twelve months following the date hereof;

            (vi) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

            (vii) all contracts and agreements between or among the Company and the Seller or an Affiliate of the Seller; and

            (viii) all other contracts and agreements whether or not made in the ordinary course of business, which are material to the Company or the conduct of its businesses or the absence of which would have a Material Adverse Effect.

       (b) Each Material Contract: (i) is valid and binding on the respective parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.05 of the Seller's Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in breach of, or default under, any Material Contract. The Seller has furnished the Purchaser with true and complete copies of all Material Contracts.

       (c) To the best knowledge of the Seller and the Company, no other party to any Material Contract is in breach thereof or default thereunder

       (d) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of the Company.

       SECTION 3.13. Intellectual Property. The Company owns or possesses adequate licenses or other valid rights to use all of the Company Intellectual Property which is material to the conduct of the business of the Company, and there is no assertion or claim challenging the validity of such Company Intellectual Property. On the Closing Date, the Company will own the Transferred Intellectual Property, free and clear of any Encumbrances. There are no infringements of any Company Intellectual Property. There are no pending or threatened interferences, reexaminations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company which are material to the conduct of the business of the Company. Section
  3.13 of the Seller's Disclosure Schedule lists each material license or other agreement pursuant to which the Company has the right to use Company Intellectual Property utilized in connection with any services provided by the Company (the "Company Licenses"). There is no breach or violation of any Company License by the Company or by any third party or threatened or actual loss of rights accruing to the Company under any Company License. Each Company License is a legal, valid and binding agreement of the Company and each Company License is a legal, valid and binding agreement of the other parties thereto. The consummation of the transactions contemplated by this Agreement will not result in the termination of, or any modification to, any Company License, except where the foregoing would not have a material effect on the conduct of the business of the Company. The Company has taken reasonable measures to maintain the confidentiality of the know-how of the Company, the value of which to the Company is dependent upon the maintenance of the confidentiality thereof. The Company has not licensed or otherwise permitted the use by any third party of any proprietary information on terms or in a manner that is reasonably likely to have a Material Adverse Effect. The conduct of the business of the Company as currently conducted or as currently contemplated (by existing Company management) to be conducted does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party that is reasonably likely to be material to the Company's operations.

       SECTION 3.14. Real Property and Leases. (a) The Company owns no real property.

       (b) All leases of real property leased for the use or benefit of the Company to which the Company is a party which are material, individually or in the aggregate, to the business of the Company, and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company which would permit any such lease to be terminated by the other party thereto.

       SECTION 3.15. Assets. (a) The Company owns,leases or has the legal right to use all material properties and assets, including, without limitation, the Company Intellectual Property, used or intended to be used in the conduct of its business or otherwise owned, leased or used by the Company and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used or intended to be used by the Company or in, or relating to the conduct of its business (all such properties, assets and contract rights being the "Assets"). Set forth on Section 3.15(a) of the Seller's Disclosure Schedule is a list of all of the tangible Assets as of the date hereof. The Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

       (b) The Assets constitute all the material properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the business (as currently conducted by existing Company management) of the Company. At all times since 31 December 1996, the Company has caused the Assets to be maintained in accordance with good business practice, and the Assets are generally in good operating condition and repair and are suitable for the purposes for which they are used and intended, except for ordinary wear commensurate with the age and depreciated value of such Assets.

       (c) Following the consummation of the transactions contemplated by this Agreement, either the Company will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its interest in the Assets without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement (except, with respect to contractual arrangements to the extent that any consents set forth in Section 3.05 of the Seller's Disclosure Schedule are not obtained). Immediately following the Closing, (i) in the case of books and records other than Tax-related books and records, the Company shall own or possess all documents, books, records, agreements and financial data of any sort used by the Company which is material to the conduct of its business, and (ii) in the case of Tax-related books and records (including all information (including copies of Returns, original work papers, correspondence with authorities, and source documents (or copies thereof)) relating to any and all Tax filings of the Company), the Company shall own or possess all of such books and records.

       SECTION 3.16. Employee Benefit Matters. (a) Plans and Material Documents. Section 3.16(a) of the Seller's Disclosure Schedule lists (i) all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, pension, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company, (ii) each employee benefit plan for which the Company could incur liability in the event such plan has been or were to be terminated, (iii) any contracts, arrangements or understandings between the Seller or any of its Affiliates and any employee of the Company, including, without limitation, any contracts, arrangements or understandings relating to the sale of the Company (collectively, the "Plans"). Except as disclosed in the Seller's Disclosure Schedule, each Plan is in writing and the Seller has furnished the Purchaser with a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan including, without limitation, (x) a copy of each trust or other funding arrangement, (y) each summary plan description and a summary of material modifications, and (z) the most recently prepared actuarial report and financial statement in connection with each such Plan.

       (b) Compliance with Applicable Law. Each Plan is in compliance with all material requirements of all applicable Law, and all Persons who participate in the operation of such Plans have always acted in accordance with the provisions of all applicable Laws. The Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. Except as disclosed in the Seller's Disclosure Schedule, no legal action, suit or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim.

       (c) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions are deductible for income tax purposes. Except as disclosed in the Seller's Disclosure Schedule, as of the Closing Date, no Plan will have an unfunded benefit liability.

       (d) Bonus Payments. All employee bonus payments under the Company's bonus plan for fiscal year 1996 have been paid, or shall be paid prior to the Closing Date.

       (e) Severance or Redundancy Payments. All employee severance or redundancy payments that have been made since 31 December 1995 were made in compliance with applicable Law and any relevant Plans and there are no legal actions, suits or claims pending or threatened with respect to any such severance or redundancy payments and no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim.

       SECTION 3.17. Labor Matters. Except as set forth in Section 3.17 of the Seller's Disclosure Schedule, (a) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company; (b) there are no material controversies, strikes, slowdowns or work stoppages pending or threatened between the Company and any of its employees and the Company has not experienced any such material controversy, strike, slowdown or work stoppage within the past three years; (c) the Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company under any such agreement or contract which could have a Material Adverse Effect; (d) there are no unfair labor practice complaints pending against the Company before any Governmental Authority or any current union representation questions involving employees of the Company which could have a Material Adverse Effect; and (e) the Company is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any material arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

       SECTION 3.18. Taxes. Except as set forth in Section 3.18 of the Seller's Disclosure Schedule, (a) (i) All returns and reports in respect of Taxes required to be filed with respect to the Company for all periods ending on or before the Closing Date have been timely filed (or will be timely filed by the Company); (ii) all Taxes required to be shown on such returns and reports or otherwise due or assessed have been timely paid; (iii) all returns and reports relating to Income Taxes are true, correct and complete and all returns and reports of the Company relating to Taxes other than Income Taxes are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed in writing formally or informally by any Tax authority and no basis exists for any such adjustment; (v) there are no pending or, to the best knowledge of the Seller after due inquiry, threatened actions or proceedings for the assessment or collection of Taxes against the Company; (vi) there are no Tax liens on any assets of the Company except liens for Taxes not yet due and payable; (vii) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (viii) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject; (ix) the Company does not have any income reportable for a period ending after the Closing Date but attributable to the sale of property or the provision of services (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income which economically accrued in a period ending on or before the Closing Date from such transaction or from such change in accounting method; (x) there are no requests by any Tax authority for information currently outstanding with respect to the Taxes of the Company;
  (xi) there are no proposed reassessments of any property owned by the Company or other taxpayer specific proposals that could increase the amount of any Tax to which the Company would be subject, (xii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes of the Company, (xiii) the Company is not doing business or engaged in a trade or business in any jurisdiction in which it has not filed all required income or franchise tax Returns and (xiv) no returns have been or will be filed by or on behalf of the Company on a consolidated, combined or unitary basis.

       (b) For purposes of the Seller's indemnification of the Purchaser pursuant to Section 6.01, the representations in Section 3.18(a) shall be deemed to have been made with no exception for items disclosed in Section
  3.18 of the Seller's Disclosure Schedule or otherwise.

       (c) (i) Section 3.18 of the Seller's Disclosure Schedule lists all Returns filed by the Company for taxable periods ended on or after 28 September 1993, indicates the most recent Return for each relevant jurisdiction and type of Tax for which an audit has been completed or the statute of limitations has lapsed and indicates all Returns that currently are the subject of audit; (ii) the Seller has made available to the Purchaser correct and complete copies of all Returns, examination reports, Tax assessments or proposals of assessment, Tax audit reports, agreements with tax authorities and statements of deficiencies assessed against or agreed to by the Company since 28 September 1993; and (iii) the Seller has delivered to the Purchaser a true and complete copy of any tax-sharing or allocation agreement or arrangement to which the Company is a party and a true and complete description of any such unwritten or informal agreement or arrangement.

       SECTION 3.19. Insurance. (a) Section 3.19(a) of the Seller's Disclosure Schedule sets forth a complete list of all material policies of insurance (including without limitation, errors and omissions insurance) that the Company has in effect.

       (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; (iii) no party to the policy has repudiated or given notice of an intent to repudiate, any provision thereof; and (iv) to the best knowledge of the Seller and the Company after due inquiry, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

       (c) Section 3.19(c) of the Seller's Disclosure Schedule sets forth a general description of all risks of a nature generally insured against which the Company is self-insured or which are covered under any risk retention program in which the Company participates.

       (d) All material assets, properties and risks of the Company are covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of the Company, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company.

       (e) No insurance policy listed in Section 3.19(a) of the Seller's Disclosure Schedule will cease to be legal, valid, binding or enforceable in accordance with its terms and in full force and effect on terms identical to those in effect as of the date hereof as a result of the consummation of the transactions contemplated by this Agreement.

        SECTION 3.20. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or the Company. Any amounts owing for services provided to the Company or the Seller by any Person in connection with the transactions contemplated by this Agreement or any other transaction involving the Company (including, without limitation, any other sale of the Company or public offering of the Company) will be settled by the Company prior to the Closing Date or by the Seller.

       SECTION 3.21. Year 2000 Compliance. All software licensed by the Company pursuant to a Company License (other than any software licensed from the Purchaser), and all other products used by the Company in connection with its business (other than any product obtained from the Purchaser), is Year 2000 compliant, or will be Year 2000 compliant, in either case, with respect to software owned by the Company or licensed to the Company by the Seller or one of its Affiliates, at the expense of the Seller, in sufficient time to avoid any disruption to the Company's business. For purposes of this Section 3.21, such software and such other products shall be deemed to be Year 2000 compliant to the extent they can manage and manipulate data involving the transition of dates from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such dates.


                                 ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

       As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

       SECTION 4.01. Organization, Authority and Qualification of the Purchaser. The Purchaser is a general partnership, and on or prior to the Closing will be a corporation or a limited liability company, duly organized and validly existing under the laws of the State of Delaware and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The Purchaser has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

       SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to the Seller or the Company, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the Purchaser's Partnership Agreement, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

       SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except as described in a writing given to the Seller by the Purchaser on or prior to the date of this Agreement.

       SECTION 4.04. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

       SECTION 4.05. Brokers. Except for J.P. Morgan, the fees and expenses of which will be paid for by the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.


                                  ARTICLE V
                            ADDITIONAL AGREEMENTS

       SECTION 5.01. Conduct of Business Prior to the Closing. (a) The Seller covenants and agrees that, except as described in Section 5.01(a) of the Seller's Disclosure Schedule, between the date hereof and the time of the Closing, it shall cause the Company to conduct its business in the ordinary course and consistent with the Company's prior practice. Without limiting the generality of the foregoing, except as described in Section 5.01(a) of the Seller's Disclosure Schedule, as requested by the Purchaser, or as required to accommodate changes in the Purchaser's business practices, the Seller shall cause the Company to (i) continue its advertising and promotional activities, and pricing and purchasing policies, including capital purchasing, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of its payables or receivables; (iii) use all reasonable efforts to (A) preserve intact its business organization,
  (B) keep available to the Purchaser the services of the employees of the Company, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company and its business and (D) preserve its current relationships with its customers, suppliers and other persons with which it has significant business relationships; (iv) exercise, but only after notice to the Purchaser and receipt of the Purchaser's prior written approval, any rights of renewal pursuant to the terms of any of the material leases or subleases which by their terms would otherwise expire: and (v) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Seller to be untrue or result in a breach of any covenant made by the Seller in this Agreement.

       (b) Except as described in Section 5.01(b) of the Seller's Disclosure Schedule, the Seller covenants and agrees that, prior to the Closing, the Seller shall cause the Company not to do any of the things enumerated in the second sentence of Section 3.08 (including, without limitation, clauses (i) through (xix) thereof) without the prior written consent of the Purchaser; provided, however, that if the Company desires to take any of the actions enumerated in Section 3.08(v) in response to general industry conditions, the Seller shall provide written notice of the proposed actions to the Purchaser and the Purchaser shall respond to such written notice not more than two Business Days after the receipt thereof.

       SECTION 5.02. Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, the Seller shall cause the Company to, and shall cause each of the Company's officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, underwriters, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company (including access to the Company's 1996 financial audit work papers) and to those officers, directors, employees, agents, accountants and counsel of the Company who have any knowledge relating to the Company or its business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, underwriters, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties and goodwill of the Company (excluding any Returns or other Tax information of the Seller) and its business (or legible copies thereof) as the Purchaser may from time to time reasonably request, including, without limitation, any financial information or other information that will be required in connection with the IPO.

       (b) In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, for a period of ten years after the Closing, the Purchaser shall cause the Company to (i) retain the books and records of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company, and prior to disposal thereof the Purchaser shall cause the Company to contact the Seller and offer to provide it with copies of any such books and records subject to reimbursement of reasonable expenses; and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Seller reasonable access (including the right to make, at the Seller's expense, photocopies), during normal business hours, to such books and records.

       (c) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser or the Company after the Closing or for any other reasonable purpose, for a period of ten years following the Closing, the Seller shall (i) retain the books and records of the Seller which relate to the Company and its operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser or the Company; (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser or the Company reasonable access (including the right to make photocopies, at the expense of the Purchaser or the Company) during normal business hours, to such books and records.

       SECTION 5.03. Confidentiality. (a) Except to the extent of any disclosure required (after consultation with the Seller and after seeking appropriate confidential treatment) to be made in the Purchaser's registration statement on Form S-1 (including in any exhibits thereto) filed with the Securities and Exchange Commission (the "SEC") in connection with the IPO or in any future filings made with the SEC or other regulatory authorities, and except as reasonably required by the underwriters in connection with the IPO, the Parties shall comply with, and shall cause their respective Affiliates, representatives and agents to comply with all of their respective obligations under, the Non-Disclosure Agreement, dated as of 18 June 1996, between the Seller, the Company and the Purchaser (the "Non-Disclosure Agreement"), until the Closing, at which time such Non-Disclosure Agreement and the obligations of the Purchaser and the Company thereunder shall terminate. If this Agreement is, for any reason terminated prior to the Closing, the Non-Disclosure Agreement shall continue in full force and effect.

       (b) The Seller agrees to, and shall cause its agents, representatives and Affiliates to: (i) treat, hold as confidential and not exploit for its benefit or the benefit of other relationships with any of its customers (and not disclose or provide access to any Person to) all information relating to the Company's products, customers, assets, plans, business, finances and technological developments and programs, (ii) in the event that the Seller or any such agent, representative or Affiliate becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser or the Company may seek a protective order or other remedy or waive compliance with this Section 5.03(b), and (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this
  Section 5.03(b), furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives or Affiliates; provided further that, with respect to Company Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain.

       SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) Each party shall for itself use all reasonable efforts to obtain (or, in the case of the Seller, cause the Company to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees for itself to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to any applicable Law. Without limiting the generality of the foregoing, each party hereto will (i) use all reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law of any preliminary injunction or other order that would make consummation of the transactions contemplated hereby unlawful or would prevent or delay such consummation; and (ii) take promptly, in the event that such an injunction or order has been issued in such a proceeding, all steps necessary to prosecute an appeal of such an injunction or order, and diligently prosecute such appeal.

       (b) The Seller shall or shall cause the Company to give promptly such notices to third parties and use all reasonable efforts to obtain such third party consents and estoppel certificates as the Purchaser may deem necessary or desirable in connection with the transactions contemplated by this Agreement.

       (c) The Purchaser shall cooperate and use all reasonable efforts to assist the Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither the Purchaser nor the Seller shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser may deem adverse to the interests of the Purchaser or the Company or their respective businesses.

       (d) Neither the Purchaser nor the Seller knows of any reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated hereby will not be received.

       SECTION 5.05. Notice of Developments. (a) Prior to the Closing, the Seller shall, and the Seller shall cause the Company to, promptly notify the Purchaser in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Seller in this Agreement, or could result in any breach of a covenant of the Seller in this Agreement, or which could have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect in any material respect.

       (b) Prior to the Closing, the Purchaser shall promptly notify the Seller in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Purchaser in this Agreement or which could have the effect of making any representation or warranty of the Purchaser untrue or incorrect in any material respect.

       SECTION 5.06. No Solicitation of Employees. The Seller agrees that it shall not, and shall cause each of its Affiliates not to, during the period from the date hereof until Closing and, if the Closing occurs, for a period of two years from the Closing, without the prior written consent of the Purchaser, directly or indirectly, solicit on a specific or targeted basis for employment any person who is an employee of the Company, provided that this Section 5.06 shall not prohibit any form of employment advertising or prevent the hiring of any individual who contacts the Seller or any of its Affiliates.

       SECTION 5.07. Use of Intellectual Property. (a) The Seller acknowledges that from and after the Closing the names "Traviswiss", "Travitel", "OPAL", "Tourbo", "Travi Dynamic", "Travi Access", "Travi Remote", "Travi to Win", "Travipit", "Traviprinting", "TraviIntern", "Intravinet", "Extravinet", "Travi-Rainbow", "Travi", "Travidata" and "Travioffice", and all related names, marks and logos and product names, marks and logos (all of such names, marks and logos being the "Company Names") shall be owned by the Company, that (except as provided in Section 5.07(b)) neither the Seller nor any of its Affiliates shall have any rights in the Company Names, and that neither of the Seller nor any of its Affiliates will contest the ownership or validity of any rights of the Purchaser or the Company in or to the Company Names.

       (b) Except as expressly agreed in writing by the Purchaser or pursuant to any agreements and licenses between the Purchaser and the Seller, or the Company and the Purchaser or any of its Affiliates, and except for the names set forth on Exhibit 5.07(b), to which the parties identified thereon shall continue to have the rights specified on such Exhibit, from and after the Closing, neither the Seller nor any of its Affiliates shall use any of the Company Intellectual Property.

       (c) To the extent any of the Company Intellectual Property is obtained from the Seller or one of its Affiliates pursuant to a Company License or otherwise, effective on the Closing Date, the Seller or such Affiliate hereby grants to the Company a perpetual, nonexclusive, royalty-free license to use such Company Intellectual Property for so long as, in the sole discretion of the Purchaser and the Company, the Company requires such Company Intellectual Property in the conduct of its business.

       SECTION 5.08. Monthly Financial Statements. The Seller agrees that, between the date hereof and the Closing, promptly following the end of each calendar month, but in no event later than 15 days following the end of each calendar month, it will prepare or cause to be prepared, and will promptly provide to the Purchaser, a balance sheet of the Company as of the end of the preceding calendar month and statements of income of the Company for the preceding calendar month. Such monthly financial statements shall be prepared in accordance with past practice.

       SECTION 5.09. Pre-Closing Balance Sheet. No fewer than five Business Days prior to the Closing Date, the Seller shall cause the Company to prepare an unaudited balance sheet of the Company in accordance with this Section
  5.09 (the "Pre-Closing Balance Sheet"). In the event that the Closing is scheduled to occur after the fifteenth day of any particular calendar month, the Pre-Closing Balance Sheet shall be prepared as of the last day of the immediately preceding calendar month. If the Closing is scheduled to occur on or prior to the fifteenth day of any particular calendar month, the Pre-Closing Balance Sheet shall be prepared as of the last day of the second preceding calendar month. The Pre-Closing Balance Sheet shall be prepared in accordance with Accounting Principles applied on a basis consistent with the preparation of the Net Asset Test Reference Balance Sheet and shall exclude
  (i) any indebtedness for borrowed money of the Company, and (ii) any cash or cash equivalents, other than cash in the amount of any checks outstanding. During the preparation of the Pre-Closing Balance Sheet and during the period of any review by the Purchaser and its representatives of the Pre-Closing Balance Sheet,the Seller shall cause the Company to provide, and shall cause the Company and its officers, employees and agents to provide, full access to the books, records, facilities and employees of the Company, in each case to the extent required by the Purchaser and its representatives in order to monitor the preparation of, and review, the Pre-Closing Balance Sheet.

       SECTION 5.10. Company Pension Fund. (a) Until such time as the Purchaser decides to establish its own pension arrangements for the employees of the Company pursuant to Section 5.10(b), the Seller shall use reasonable efforts to cause the "Allgemeine Pensionskasse der Swissair (APK)" and the "Kaderversicherueng der Swissair" (together, the "Seller's Pension Funds") to provide for pension cover for the active and retired employees of the Company at substantially the same cover as is provided as of the Closing Date. During such time, the Purchaser shall cause the Company to pay or make arrangements for payment of all contributions required under the regulations applicable to the Seller's Pension Funds.

       (b) In the event the Purchaser decides at any time after the Closing Date to establish its own pension arrangements for the employees of the Company, the following principles shall apply:

       (i) The Purchaser will cause the Company to establish a new pension fund (or pension funds) or to designate an existing pension fund, as the case may be (the "New Company Fund"), which shall cover the then active employees of the Company.

       (ii) The main principles of the transfer of assets and liabilities from the Seller's Pension Funds to the New Company Fund shall be set out in an agreement between such funds (the "Pension Transfer Agreement") which shall provide for (A) the transfer of all liabilities relating to then active Company employees and (B) a transfer of an adequate and fair portion of the reserves of the Seller's Pension Funds which shall be proportional to the liabilities (calculated on an accrued benefit obligation basis) that the Seller's Pension Funds have with respect to the employees whose liabilities are transferred under such Pension Transfer Agreement and all other employees covered under the Seller's Pension Funds. Such Pension Transfer Agreement shall moreover provide that the amount transferred is at least equal to the actuarial valuation of accrued liabilities calculated on the same actuarial principles as those used in the past.

       (iii) The Pension Transfer Agreement shall thereafter be submitted for approval to the competent supervising authorities.

       (c) The Seller agrees to use reasonable efforts to cause the Seller's Pension Funds to apply the principles set forth in Sections 5.10(b)(ii) and (iii).

       SECTION 5.11. Insurance Coverage by the Seller. The Seller shall continue, at the Company's request, to provide insurance coverage to the Company as currently provided to the Company until 31 December 1997. The Purchaser will cause the Company to pay the insurance premium for such coverage at the rates in effect on the Closing Date.

       SECTION 5.12. Certain Services. (a) The Seller shall, or shall cause atraxis AG, a wholly-owned subsidiary of the Seller ("atraxis"), or aviReal AG, a wholly-owned subsidiary of the Seller ("aviReal"), to, as the case may be, continue to provide to the Company the following services, upon the terms, and at the prices, set forth on Exhibit 5.12(a) hereto, for a period of not less than nine months following the Closing Date, provided that (x) the Company may cease to receive any such services upon not less than 90 days' prior written notice to the Seller or atraxis, as the case may be, and
  (y) the Seller (or atraxis or aviReal, as the case may be) may cease to provide any such services upon not less than 90 days' prior written notice to the Purchaser, but in no event shall the Seller's notice of termination (or atraxis' or aviReal's notice of termination, as the case may be) be effective sooner than the date that is nine months after the Closing Date:

       (i)    human resources administration (service
              provider: the Seller);

       (ii)   payroll services (service provider: the Seller);

       (iii)  administration of health insurance
              (service provider: the Seller);

       (iv)   mail distribution (service provider: aviReal);

       (v)    mail service (service provider: aviReal);

       (vi) administration of seasonal tickets for public transportation (service provider: aviReal);

       (vii)  administration for parking lot access
              (service provider: aviReal);

       (viii) administration and issuance of company identification cards (service provider: aviReal);

       (ix)   medical services (service provider: the Seller);

       (x)    EDP system services for office material
              orders (service provider: Swissair); and

       (xi)   "IMS APPLICATIONS" Product - SAP accounting system
              (service provider: atraxis); provided, however, that in no event shall atraxis' notice of termination with regard to the services described in this Section 5.12(a)(xi) be effective sooner than the first anniversary of the Closing Date.

       (b) The Seller shall cause atraxis to continue to provide to the Company the following services, upon the terms, and at the prices, set forth on Exhibit 5.12(b) hereto, for a period of not less than one year following the Closing Date, provided that the Company may cease to receive, and atraxis may cease to provide, any such services upon not less than six months' prior written notice to the other party, but in no event shall the Company cease to receive, or atraxis cease to provide, any such services sooner than the first anniversary of the Closing Date:

       (i)    "STAFF SERVICES" Product - development/consultancy;

       (ii) "REMIS" Product - remote equipment maintenance and installation services;

       (iii)  "TRAVITEL" Product; and

       (iv) "MVS HOST SYSTEM" Product - host services profs, problem/configuration management, tso, Roscoe, or any replacement system or application for any of the foregoing.

       (c) The Seller shall cause atraxis to continue to provide to the Company the following services, upon the terms, and at the prices, set forth on Exhibit 5.12(c) hereto, provided that the Company may cease to receive, and atraxis may cease to provide, any such services upon not less than six months' prior written notice to the other party:

       (i)    "RENTAL/USE OF PREMISES" Product - room
                 rental storage.

       (d) The Seller shall cause atraxis to continue to provide to the Company the following services, upon the terms, and at the prices, set forth on Exhibit 5.12(d) hereto, provided that the Company may cease to receive, and atraxis may cease to provide, any such services upon not less than twelve months' prior written notice to the other party, but in no event shall the Company cease to receive, or atraxis cease to provide, any such services sooner than October 21, 1998:

       (i)    "TELECOMMUNICATION" Product - network support.

       (e) The Seller shall cause atraxis to continue to provide to the Company the following services, upon the terms, and at the prices, set forth on Exhibit 5.12(e) hereto, provided that (i) the Company may cease to receive any such services upon not less than twelve months' prior written notice to atraxis, but in no event shall the Company cease to receive any such services sooner than December 31, 1999, unless the Company shall have demonstrated (by providing reasonably detailed supporting documentation to atraxis including, but not limited to, documentation regarding the cost of the alternative) that there is a less costly alternative for the provision of such services, including having the Company provide such services to itself, and atraxis shall have failed to match such less costly alternative, and (ii) atraxis may cease to provide any such services upon not less than twelve months' prior written notice to the Company, but in no event shall atraxis' notice of termination with regard to OPAL services be effective sooner than December 31, 2001, and in no event shall atraxis' notice of termination with regard to Tourbo services be effective sooner than December 31, 2002:

       (i) "TRAVISWISS" Product - national vendor systems, including OPAL and Tourbo.

       (f) So long as the Company is receiving any of the services described in Sections 5.12(b)(ii) or (iii), Section 5.12(d)(i) or Section 5.12(e)(i), the Seller shall cause atraxis not to cease to provide any of the services described in Sections 5.12(b)(i) or (iv).

       (g) After the Closing Date, the Company shall have no obligation to purchase any services from the Seller or its Affiliates other than the services described in Sections 5.12(a), (b), (c), (d) and (e).

       SECTION 5.13. Certain Intercompany Payments. (a) The parties agree that the payment by the Company to the Seller of management charges shall cease on or prior to the Closing Date.

       (b) All amounts owed by the Seller or any of its Affiliates to the Company prior to the Closing Date shall be paid by the Seller or such Affiliate to the Company on or prior to the Closing Date.

       (c) The Seller shall cause the Company to repay all amounts owed by the Company to the Purchaser or the Seller, other than amounts due in the ordinary course of business consistent with past practice, to the Purchaser or the Seller, as the case may be, prior to the first day of the Measuring Period.

       SECTION 5.14. Intercompany Loan. The Seller shall use reasonable efforts to cause the Company to repay prior to the Closing Date the loan payable to the Seller that is classified on the Company's balance sheet as "DARLEHEN" (the "Intercompany Loan"). To the extent any amount of principal with regard to the Intercompany Loan remains unpaid at Closing, the Seller shall assign all rights to such principal to the Purchaser pursuant to an instrument in writing that is reasonably satisfactory to the Purchaser. As of the Closing Date, no interest shall be due or payable to the Seller with respect to the Intercompany Loan.

       SECTION 5.15. Right of First Refusal. (a) If, at any time between the Closing Date and the tenth anniversary thereof, the Purchaser or any Affiliate thereof (the "Prospective Seller") shall have agreed with a Person other than the Seller or one of its Affiliates (the "Prospective Buyer") to sell or otherwise transfer the Shares (or all or substantially all of the assets of the Company) (the "Company Interest") to the Prospective Buyer, the Prospective Seller shall deliver a written notice of its intention to sell the Company Interest (the "Notice of Intention") to the Seller, setting forth the Prospective Seller's intention to effect such a sale or transfer, the price at which the Prospective Seller proposes to sell the Company Interest to the Prospective Buyer (the "First Refusal Price"), and the other material terms of the Prospective Buyer's offer. A notice of Intention, once given, shall be irrevocable. The Notice of Intention shall be dated the date it is delivered by the Prospective Seller to the Seller.

       (b) Upon receipt of the Notice of Intention, the Seller shall have the right to purchase the Company Interest at the First Refusal Price, and otherwise on the same terms set forth in the Notice of Intention.
  The right of the Seller to purchase the Company Interest pursuant to this
  Section 5.15(b) shall be exercisable by written notice to the Prospective Seller (the "Notice of Exercise") within 10 Business Days from the date of the Notice of Intention (the "Option Period"). The right of the Seller pursuant to this Section 5.15(b) to give notice of its intention to purchase the Company Interest shall terminate if it is not exercised within 10 Business Days of the date of the Notice of Intention. A Notice of Exercise, once given, shall be irrevocable.

       (c) If the Seller does not deliver a Notice of Exercise during the Option Period, or if the sale by the Prospective Seller of the Company Interest to the Seller is not consummated within 30 Business Days after the delivery by the Seller to the Prospective Buyer of a Notice of Exercise, then the Prospective Seller may sell the Company Interest to the Prospective Buyer at a price no lower than the First Refusal Price and on terms no more favorable to the Prospective Buyer than those set forth in the Notice of Intention.

       SECTION 5.16. Transfer of Certain Company Intellectual Property. (a) On or prior to the Closing Date, the Seller will transfer to the Company title to the following items of Company Intellectual Property (the "Transferred Intellectual Property"), free and clear of any Encumbrances:
  (i) OPAL; (ii) Tourbo; (iii) Interface Suivi/SAP R2; and (iv) Travi Printing for WIN 3.11 and WIN 95/NT. On the Closing Date, the Company and the Seller shall enter into a license agreement substantially in the form of Exhibit 5.16(a) (the "Seller Post-Closing License") pursuant to which the Company will grant to the Seller a perpetual, nonexclusive, no-cost license (x) to use the Transferred Intellectual Property in conjunction with hosting services provided to any airline Affiliate of the Seller or any airline customer of the Seller (or any Affiliate thereof), (y) to sublicense OPAL and Tourbo to any of the parties described in clause (x) of this sentence, so long as such product is used for internal airline purposes only and (z) to sublicense the "Guided Booking Application" and "Frequent Flyer Information/Data Base" components of the Customer File Administration software listed in Attachment A to Exhibit 5.16(a) hereto to any airline customer in conjunction with such airline customer's licensing of the Seller's reservation system, provided that any revenue earned from such sublicense shall be paid to the Company, and provided further that the price charged to such airline customer for such sublicense shall be consistent with past practice or commercially reasonable.

       (b) On the Closing Date, the Company and the Seller shall enter into a license agreement substantially in the form of Exhibit 5.16(b) (the "Company Post-Closing License") pursuant to which the Seller will grant to the Company a perpetual, nonexclusive, no-cost license, with the right to sublicense to the Purchaser, any of its Affiliates or any of its distributors (in either case, other than to an airline for its internal purposes), the following items of Company Intellectual Property: (i) SNA File Transfer; (ii) Host to Host; (iii) ATB Printing; (iv) SAS/Mona Configurator; (v) SAS/Mona Problem Management Reporting; and (vi) TPF Terminal File Interface to Mona Configurator.

       SECTION 5.17. Austrian Airlines. The Seller shall cause atraxis to transfer to the Company on the Closing Date its contractual relationship with Austrian Airlines and its Affiliates relating to the right to use OPAL and Tourbo software products, and the Company shall be entitled to receive any revenue from Austrian Airlines and its Affiliates relating thereto from and after the Closing Date, other than with respect to transaction processing services provided by atraxis.

       SECTION 5.18. Further Action. Each of the Parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

                                 ARTICLE VI
                                 TAX MATTERS


       SECTION 6.01. Tax Indemnity. (a) Except to the extent of Ordinary Course Taxes, the Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each for purposes of this Article VI an "Indemnified Party") shall be indemnified and held harmless by the Seller for any and all Losses arising out of or resulting from:

              (i) the breach of any representation or warranty made in
       Section 3.18; or

              (ii) Liabilities of the Company for Taxes with respect to the period before the Closing Date; provided, however, that such indemnity shall be reduced by any Tax Benefit to the Company with respect to such Losses or Liabilities or the items or adjustments resulting in such Losses or Liabilities; provided, further, that amounts under clause (i) and clause (ii) shall be without duplication of the amount provided for under the other clause.

  To the extent that any of the Seller's undertakings set forth in this
  Section 6.01 may be unenforceable, the Seller shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses and Liabilities incurred by the Indemnified Parties. For purposes of this Article VI, the Liability of the Company for Taxes either (y) arising out of or resulting from a breach of any representation or warranty made in Section 3.18 or (z) described in Section 6.01(a)(ii) shall constitute a Loss to the Purchaser.

       (b) The Seller and the Purchaser agree to treat all payments made under this Article VI and all indemnification payments made under Article VIII of this Agreement as adjustments to the Purchase Price for Tax purposes except to the extent that the laws of a particular jurisdiction provide otherwise.

       SECTION 6.02.  Apportionment of Taxes (a)  For purposes of Section
  6.01, Taxes with respect to the period before the Closing Date shall mean:
  (i) Taxes imposed on the Company with respect to taxable periods of such person ending on or before the Closing Date; and (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Company which are allocable, pursuant to Section 6.02(b), to the portion of such period ending on the Closing Date.

       (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing
  Date, the portion
  of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

              (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, which are governed by Section 6.06) or on the supply of services, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

              (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

       SECTION 6.03. Returns and Payments. (a) From the date of this Agreement through the Closing Date, the Seller shall cause the Company to prepare and file in proper form with the appropriate Tax Authority in a timely manner all Returns relating to the Company that are due on or before the Closing Date. The Seller shall cause the Company to pay Taxes prior to the Closing Date in such amounts and at such times as are consistent with past practices employed with respect to the Company. In the event that the Closing Date does not occur prior to the due date (including any extension thereof) for the filing of Returns in respect of Income Taxes and capital Taxes for the Company's 1996 taxable year, the Seller will cause the Company to provide the Purchaser and its authorized representative a copy of such completed Returns at least 10 Business Days prior to the earlier of the due date (including any extension thereof) for the filing of such Returns or the date of filing. The Purchaser shall cause the Company to prepare and file in proper form with the appropriate Tax authority in a timely manner all Returns relating to the Company that are due after the Closing Date. With respect to Returns, other than Returns in respect of Income Taxes, capital Taxes and VAT, caused to be filed by the Purchaser for any period ending on or before the Closing Date, the Purchaser shall cause the Company to pay the Taxes shown as due and owing on such Returns. With respect to Income Taxes and capital Taxes with respect to Returns caused to be filed by the Purchaser for any period ending on or before the Closing Date, the Purchaser shall cause the Company to pay the Taxes shown as due and owing on such Returns, and the Seller shall reimburse the Purchaser on the due date for such Taxes. In the
  event that the Seller    fails to reimburse the Purchaser on the due date,
  the Purchaser shall be entitled to interest on the amount caused to be paid by the Purchaser but in no event shall such failure affect Purchaser's obligation to cause the Company to timely file any Return.

  Returns of the Company not yet filed for any taxable period that ends on or before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Company (except to the extent counsel for the party preparing the return renders a legal opinion that there is no reasonable basis in law therefore or determines that a Return cannot be so prepared and filed without being subject to penalties).

       (b) With respect to Returns, other than Returns in respect of Income Taxes and capital Taxes or VAT, caused to be filed by the Purchaser for any period beginning before and ending after the Closing Date, the Purchaser shall cause the Company to pay the Taxes shown as due and owing on such Returns. With respect to Income Taxes and capital Taxes, with respect to Returns caused to be filed by the Purchaser for any period beginning before and ending after the Closing Date, the Purchaser shall cause the Company to pay the Taxes shown as due and owing on such Returns and the Seller shall reimburse the Purchaser on the due date for such Taxes for the amount of such Taxes determined to be properly apportioned under Section 6.02(b) to the portion of such period ending on the Closing Date. To the extent that the Seller has caused the Company to pay such Taxes in an amount greater than that apportioned under Section 6.02(b), the Purchaser shall reimburse the Seller for the amount of such excess. In the event that the Seller fails to reimburse the Purchaser on the due date, the Purchaser shall be entitled to interest on the amount caused to be paid by the Purchaser but in no event shall such failure affect the Purchaser's obligation to cause the Company to timely file any Return. The Purchaser will notify or cause the Company to notify the Seller of any position the Company will take on a Return which would be inconsistent with that taken by the Seller or the Company on prior Returns. If the Purchaser and the Seller disagree on the position taken and the position would in any way alter the balance of Taxes owing or Tax refunds or credits obtainable with respect to (i) any Tax period of the Company ending on or prior to the Closing Date or (ii) in the case of Tax refunds or credits, any period up to and including the Closing Date which is part of a Tax period of the Company beginning prior to and ending after the Closing Date, then the parties shall submit the matter to a mutually selected independent nationally recognized accounting firm, other than KPMG Peat Marwick and its affiliates and Coopers & Lybrand and its affiliates (the "Independent Firm"), and the Independent Firm shall resolve the issue based on a standard of maximal fairness to both the Purchaser and the Seller.

       (c) With respect to any Return required to be caused to be filed by the Purchaser with respect to the Company and as to which an amount of Tax is allocable to the Seller under Section 6.02(b), the Purchaser shall cause the Company to provide the Seller and its authorized representatives with a copy of such completed Return and a statement certifying the amount of Tax shown on such Return that is allocable to the Seller pursuant to Section 6.02(b), together with appropriate supporting information and schedules at least 10 Business Days prior to the due date (including any extension thereof) for the filing of such Return, in the case of Taxes other than payroll, sales and use and Social Security Taxes, or five (5) days prior to the date on which such Return is required to be filed (taking into account any extensions) in the case of payroll, sales and use and Social Security Taxes, and the Seller and its authorized representatives shall have the right to review and comment on such Return and statement prior to the filing of such Return.

       (d) With respect to (y) Returns relating to VAT filed by the Company after the Closing Date for any period ending before the Closing Date and
  (z) Returns relating to VAT filed by the Company after the Closing Date for any period beginning before and ending after the Closing Date (but as to (z), only for amounts of VAT apportioned pursuant to Section 6.02(b)(i) to the portion of such period ending on the Closing Date), the Seller shall reimburse the Purchaser for any amount of VAT shown on such Return and not refunded, including any amount that is both (i) in respect of self-supplies, as per Article 8 of the Swiss VAT Ordinance and (ii) a cost factor in the Company's profit and loss account.

       SECTION 6.04. Contests. (a) After the Closing, the Purchaser shall promptly notify or cause the Company to notify the Seller in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Purchaser or of the Company which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VI or could otherwise result in any Tax cost to the Seller; provided, however, that a failure to give such notice will not affect the Purchaser's right to indemnification under this Article VI except to the extent such failure on the part of the Purchaser or the Company prejudices the Seller by preventing the avoidance of all or a portion of the Tax liability in question.

       (b) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, provided that the Seller acknowledge in writing its indemnification obligation liability under Article VI of this Agreement with respect to the potential liability of the Company as a result of such audit or administrative or judicial proceeding, the Seller shall have the right, at its expense, to participate in and control the conduct of such audit or proceeding; the Purchaser may also participate in any such audit or proceeding and, if the Seller does not assume the defense of any such audit or proceeding, the Purchaser, at its expense, may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving five days' prior written notice to the Seller setting forth the terms and conditions of settlement. In the event that issues relating to a potential adjustment for which the Seller has acknowledged its indemnification obligation are required to be dealt with in the same proceeding as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues, provided that the Purchaser provides the Seller with a written acknowledgement of the Purchaser's liability.

       (c) Notwithstanding Section 6.04(b), neither the Purchaser nor the Seller shall enter into or cause the Company to enter into any compromise or agree to settle or cause the Company to agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or any prior or subsequent year without the written consent of the other party which consent may not be unreasonably withheld. If the Purchaser or the Seller refuses to provide the respective other party with written consent to settle any such claim, then the parties shall submit the matter to an Independent Firm and the Independent Firm shall resolve the issue based on a standard of maximal fairness to both the Purchaser and the Seller.

       (d) The Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with
  (i) the filing of Returns pursuant to Section 6.03 (including such amended Returns for periods (or portions thereof) ending on or prior to the Closing Date that the Seller may reasonably request the Purchaser to file or cause the Company to file; provided, however, that if in the Purchaser's reasonable judgment the filing of the amended return would be disadvantageous to the Purchaser, the Purchaser may deny the Seller's request and the parties shall submit the matter to an Independent Firm and the Independent Firm shall resolve the issue based on a standard of maximal fairness to both the Purchaser and the Seller and (ii) any audit, litigation or other proceeding with respect to Taxes.

       SECTION 6.05. Survival of Obligations. Notwithstanding any provision in this Agreement to the contrary, obligations of the Seller to indemnify and hold harmless the Indemnified Parties pursuant to this Article VI, and the representations and warranties contained in Section 3.18, shall terminate at the close of business on the 180th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

       SECTION 6.06. Conveyance Taxes. The Seller shall pay (or, if the Purchaser pays, shall reimburse the Purchaser for) any real property transfer or gains, sales, use, transfer, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes (but specifically not including Taxes on or with respect to income) that become payable in connection with the transactions contemplated by this Agreement. The Company shall prepare in a timely manner for the review and approval of the parties and file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available presale filing procedure. The parties shall execute and deliver all instruments and certificates necessary to enable the Company to comply with the foregoing.

       SECTION 6.07. Tax Refunds, Credits and Other Payments. The Purchaser shall, within 30 days of receipt of any Tax refund or credit actually received by or on behalf of the Company or successor thereto (other than a refund or credit with respect to Taxes paid by the Company or successor thereto on or after the Closing Date and not previously indemnified by the Seller pursuant to Section 6.01(a)) (A) for or attributable to any Tax period of the Company ending at or prior to the Closing Date or (B) for or attributable to any period up to and including the Closing Date which is part of a Tax period of the Company beginning prior to and ending after the Closing Date, pay such Tax refund or credit (a "Returnable Refund or Credit") to the Seller on an After-Tax Basis (including any interest or addition actually received thereon). If the amount of any Returnable Refund or Credit is applied against any other liability of any of the Company or successor thereto for Taxes for any Tax period after the Closing Date, the Purchaser shall, within 30 days of the date of such application, pay to the Seller an amount equal to the Returnable Refund or Credit on an After-Tax Basis (including any interest or addition actually received thereon). The Purchaser shall deliver with payment to the Seller a copy of any written explanation of the Facts surrounding the Returnable Refund or Credit and a copy of any related notice or statement received from any Tax authority.


                                 ARTICLE VII
                            CONDITIONS TO CLOSING

       SECTION 7.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

       (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date (provided, however, if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 7.01(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

       (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against the Seller, the Company or the Purchaser, seeking to restrain or prevent the consummation of the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 7.01(b) shall not apply if the Seller, the Company or any Affiliate thereof have directly or indirectly solicited or encouraged any such Action;

       (c) Resolutions. The Seller shall have received a true and complete copy, certified by the Secretary of the Purchaser, of the resolutions of the Purchaser's Supervisory Board evidencing its authorization of the consummation of the transactions contemplated hereby;

       (d) Incumbency Certificate. The Seller shall have received a certificate of the Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder;

       (e) Escrow Agreement. The Purchaser shall have duly executed and delivered the Escrow Agreement in substantially the form of Exhibit 2.05(f) hereto;

       (f) Consummation of Transactions Contemplated by Transaction Agreement. The transactions contemplated by the Transaction Agreement, a form of which is attached as Exhibit 7.01(f) hereto (the "Transaction Agreement"), shall have been consummated;

       (g) Completion of the IPO.  The IPO shall have been consummated; and

       (h) Seller Post-Closing License. The Company shall have executed and delivered the Seller Post-Closing License.

       SECTION 7.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

       (a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date (provided, however, that the representations and warranties contained in Section 3.03 will be true and correct in all respects and that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 7.02(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate from the Seller to such effect signed by a duly authorized officer thereof;

       (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against the Seller, the Company or the Purchaser, seeking to restrain or prevent the consummation of the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 7.02(b) shall not apply if the Purchaser has solicited or encouraged any such Action;

       (c) Resolutions of the Seller. The Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

       (d) Consents and Approvals. The Purchaser, the Seller and the Company shall have received, each in form and substance satisfactory to the Purchaser all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates set forth on Schedule 7.02(d);

       (e) Commercial Register Extract. The Purchaser shall have received an extract from the Commercial Register issued not more than three Business Days prior to the Closing Date evidencing that the persons signing this Agreement on behalf of Seller are authorized to sign on the Seller's behalf;

       (f) Financing. The Purchaser shall have obtained financing on terms acceptable to it, sufficient to enable it to consummate the transactions contemplated by this Agreement;

       (g) Completion of the IPO.  The IPO shall have been consummated;

       (h) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which have, or are reasonably likely to have, a Material Adverse Effect;

       (i) No Debt. The Company shall have no indebtedness for borrowed money as of the Closing Date, other than any amounts owing with respect to the Intercompany Loan;

       (j) Net Asset Test. The Net Assets reflected on the Seasonally Adjusted Net Asset Test Reference Balance Sheet shall not exceed the Net Assets reflected on the Pre-Closing Balance Sheet by CHF 150,000 or more;

       (k) Consummation of Transactions Contemplated by the Transaction Agreement. The transactions contemplated by the Transaction Agreement shall have been consummated.

       (l) Certain Resolutions. The Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of a resolution of the board of directors of the Company evidencing that the Purchaser will be registered as the owner of all the Shares together with a copy of the shareholders' register evidencing the Purchaser as the new owner of all the Shares;

       (m) Resignation Letters. The Purchaser shall have received a resignation letter from each of the Company's directors;

       (n) Assignment of Intercompany Loan. To the extent any amount of principal with regard to the Intercompany Loan remains unpaid at Closing, the Purchaser shall have received from the Seller an instrument in writing that is reasonably satisfactory to the Purchaser pursuant to which the Seller assigns all rights to such principal to the Purchaser; and

       (o) Transferred Intellectual Property; Company Post-Closing License. The Purchaser shall have received evidence reasonably satisfactory to it that the Company owns the Transferred Intellectual Property, free and clear of any Encumbrances, and the Seller shall have executed and delivered the Company Post-Closing License.


                                ARTICLE VIII
                               INDEMNIFICATION

       SECTION 8.01. Survival of Representations and Warranties. The representations and warranties of the parties contained in Sections 3.06, 3.11, 3.14, 3.15, 3.16, 3.17 and 3.19, and Article IV (other than Section 4.05), and the covenants of the parties set forth in Article V (other than Sections 5.02(b) and (c), 5.03, 5.06, 5.07, 5.10, 5.11, 5.12, 5.13, 5.14,
  5.15 and 5.16) shall terminate at Closing. The representations and warranties of the parties contained in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.07,

  3.09, 3.10, 3.12, 3.13, 3.20 and 3.21 and Section 4.05 shall survive the
  Closing until the second anniversary of the Closing Date. The representations and warranties dealing with Tax matters shall survive as provided in Article VI, and the representations and warranties set forth in
  Section 3.08 shall survive the Closing until the first anniversary of the Closing Date. The covenants of the parties set forth in Sections 5.02(b) and
  (c), 5.03, 5.06, 5.07, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15 and 5.16 shall survive the Closing, and the other covenants set forth in this Agreement that expressly survive the Closing shall survive the Closing in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary in this Article VIII, in the event that the Purchaser has actual knowledge prior to the Closing Date that any of the representations and warranties of the Seller to survive the Closing in accordance with this
  Section 8.01 were not true and correct as of the date hereof or are not true and correct as of the Closing Date or that the agreements of the Seller contained in Section 5.03(b) have not been complied with, the sole and exclusive remedy of the Purchaser with respect to such breaches will be to not consummate the transactions contemplated by this Agreement if any such breach results in the nonsatisfaction of the condition contained in Section 7.02(a). For purposes of the foregoing sentence, the term "actual knowledge" means the actual knowledge of an officer of the Purchaser, including, without limitation, as a result of (A) the delivery to the Purchaser by the Seller not fewer than three Business Days prior to the Closing (other than in a case in which an event occurs within such three Business Day period which could not have been anticipated, in which case written notice of such event must be provided to the Purchaser promptly after the Seller becomes aware of it) of a written notice specifically identifying in detail the nature of the breach and the provisions of this Agreement that have been breached, or (B), without duty of any other due or specific inquiry, a written survey of (i) employees of the Purchaser who are reasonably likely, because of their substantive and significant contacts with the Company, to have knowledge as to the truth and correctness of the representations and warranties of the Seller to survive the Closing or whether the Seller has complied with Section 5.03(b), (ii) the accountants at KPMG Peat Marwick LLP, (iii) the investment bankers at JP Morgan and (iv) the attorneys at Shearman & Sterling, Davis Polk & Wardwell and Bar & Karrer, who, in the case of (ii), (iii) and (iv), actually participated in the Purchaser's due diligence investigation of the Company. Subject to the foregoing, neither the period of survival nor the liability of the parties hereto with respect to their representations and warranties and covenants shall be reduced by any investigation made at any time by or on behalf of any such party. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties and covenants by the parties hereto, then the relevant representations and warranties and covenants shall survive as to such claim until such claim has been finally resolved. The applicability of (i) Article 201 of the Swiss Code of Obligations with respect to the Purchaser's obligation of immediate investigation and immediate notification and (ii) Article 210 of the Swiss Code of Obligations with respect to the Purchaser's duty to commence proceedings during the survival period of representations and warranties is hereby waived.

     SECTION 8.02. Indemnification by the Seller. (a) The Purchaser, its Affiliates, including the Company, and their successors and assigns, and the officers, directors, employees and agents of the Purchaser, its Affiliates and their successors and assigns (each a "Purchaser Indemnified Party") shall be indemnified and held harmless, as and to the extent set forth in this
  Section 8.02, by the Seller for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) on an After-Tax Basis (hereinafter a "Loss"), arising out of or resulting from:

              (i) the breach of any representation or warranty made by the Seller contained in any of Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.07, 3.09, 3.10, 3.12, 3.13, 3.18, 3.20 or 3.21 of this Agreement;
       or

              (ii) the breach of any covenant or agreement by the Seller contained in Section 5.03(b) of this Agreement; or

              (iii) any shortfall in the Cash of the Company that is not covered by the amount held by the Escrow Agent, together with interest thereon, as determined by the parties in accordance with
       Section 2.05(f)(iii).

       (b) The obligation of the Seller to indemnify a Purchaser Indemnified Party shall be subject to the limitation set forth in the fifth sentence of Section 8.01 and to the following limitations: (i) no indemnification by the Seller (other than an indemnification pursuant to Section 8.02(a)(iii)) shall be made unless the aggregate amount of Losses relating to breaches or otherwise subject to indemnification hereunder exceeds US$150,000, and then indemnification shall be made solely in the amount of such excess; (ii) in no event shall the aggregate obligation of the Seller to indemnify the Purchaser Indemnified Parties (other than an indemnification pursuant to Section 8.02(a)(iii)) exceed US$4,000,000, except for a breach of the representations and warranties contained in
  Section 3.03 in which case the obligation to indemnify the Purchaser Indemnified Parties shall not exceed an amount equal to US$8,000,000 plus the Purchase Price Adjustment Amount; (iii) any recovery of a Loss due to breach of one representation will preclude recovery of such Loss due to breach of any other representation, and all indemnification shall be without duplication of any other recovery; (iv) a Purchaser Indemnified Party shall not be entitled to be indemnified for breach of the representations and warranties set forth in Section 3.08 or Section 3.12 unless it establishes that (A) a reasonably prudent business person would have concluded, based on the information available to such person at the time of taking the action that caused such breach or, in the case of
  Section 3.12, at the time of entering into the contract that caused such breach, that the Losses associated with such action or such contract, as the case may be, would exceed the benefits associated therewith, and

  (B) in the case of Sections 3.12(a)(vi) and (a)(viii) only, that such breach has had a materially negative effect on the Company; (v) a Purchaser Indemnified Party shall not be entitled to be indemnified for any breach of the representations and warranties set forth in Section 3.10 if and to the extent such breach also constitutes a breach of any of the representations and warranties set forth in Sections 3.11, 3.16 or 3.17; and (vi) for purposes of determining whether a Purchaser Indemnified Party is entitled to be indemnified for any breach of the representations and warranties contained in Section 3.12, the term "Material Contracts" shall be deemed to refer solely to (A) any contracts or agreements under which the Company can be reasonably expected to pay or be paid at least CHF 250,000 over any five year period during the life of the contract following the Closing Date, (B) any contracts or agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or (C) any contracts the presence or absence of which would have a Material Adverse Effect.

       (c) Each Purchaser Indemnified Party shall use its reasonable efforts to mitigate any Losses for which it seeks indemnification hereunder.

       (d) To the extent that the Seller's undertakings set forth in this
  Section 8.02 may be unenforceable, the Seller shall contribute (in the same proportion as it would otherwise have indemnified the Purchaser Indemnified Party in accordance with Section 8.02(b)(iii)) the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Purchaser and the Company.

       SECTION 8.03. Tax Matters. Anything in this Article VIII to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed solely by Article VI.

       SECTION 8.04. Indemnification by the Purchaser. (a) The Seller, its Affiliates and their successors and assigns, and the officers, directors, employees and agents of the Seller, their Affiliates and their successors and assigns (each a "Seller Indemnified Party") shall be indemnified and held harmless, as and to the extent set forth in this Section 8.04, by the Purchaser for any and all Losses on an After-Tax Basis arising out of or resulting from:

              (i) the breach of any representation or warranty made by the Purchaser contained in Section 4.05 of this Agreement;

              (ii) Liabilities of the Company, other than any Liabilities for which the Purchaser is entitled to be indemnified pursuant to
       Section 8.02; or

              (iii) any Cash that the Purchaser is required to pay to the Seller, together with interest thereon, as determined by the parties in accordance with Section 2.05(f)(iii).

       (b) Each Seller Indemnified Party shall use its reasonable efforts to mitigate any Losses for which it seeks indemnification hereunder.

       (c) To the extent that the Purchaser's undertakings set forth in this
  Section 8.04 may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Seller.

       SECTION 8.05. Indemnification Procedures. A Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be (in each case, for purposes of this Article VIII, the "Indemnified Party"), shall give the Seller, or the Purchaser, as the case may be (in each case, the "Indemnifying Party"), notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of an Indemnifying Party under this Article VIII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VIII (a "Third Party Claim") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VIII. If the Indemnifying Party acknowledges in writing its obligations to indemnify the Indemnified Party hereunder against any Losses (subject to the limitations set forth in Section 8.02(b)) that may result from such Third Party Claim, then such Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five Business Days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required to participate in such defense, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party, subject to reimbursement of reasonable out-of-pocket expenses. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party, subject to reimbursement of reasonable out-of-pocket expenses. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

                                 ARTICLE IX
                           TERMINATION AND WAIVER

       SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

       (a)    by the mutual written consent of the Seller and the Purchaser;

       (b) by either the Seller or the Purchaser if the Closing shall not have occurred by 31 December 1997;

       (c) by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

       (d) by the Purchaser if, between the date hereof and the time scheduled for the Closing: (i) there shall have been a breach of any material representation or warranty of the Seller contained in this Agreement; (ii) the Seller shall not have complied with any material covenant or agreement to be complied with by it and contained in this Agreement; or (iii) the Seller or the Company make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller or the Company seeking to adjudicate either of them bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

       (e) by the Seller if, between the date hereof and the time scheduled for the Closing: (i) there shall have been a breach of any material representation or warranty of the Purchaser contained in this Agreement;
  (ii) the Purchaser shall not have complied with any material covenant or agreement to be complied with by it and contained in this Agreement; or
  (iii) the Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

       SECTION 9.02. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that the provisions of Sections 5.03(a), 9.02(a), 9.02(b), 10.01, 10.02, 10.03, 10.06, 10.08, 10.10, 10.12 and 10.14 shall survive any such termination.

       (b) Notwithstanding the foregoing, if the Closing does not occur because of a breach by a party, such party will reimburse the other parties (as their sole and exclusive remedy hereunder) for their out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financing sources (other than bank commitment fees paid by the Purchaser prior to 15 June 1997 or paid by the Purchaser after 15 June 1997 without consulting the Seller) and accountants, and disbursements (but not fees) of financial advisors, incurred in connection with the preparation, negotiation and performance of this Agreement and the transactions contemplated hereby.

       SECTION 9.03. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                  ARTICLE X
                             GENERAL PROVISIONS

       SECTION 10.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

       SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid. return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

       (a) If to the Purchaser:

       Galileo International Partnership
       9700 West Higgins Road
       Rosemont, Illinois 60018, USA
       Attention:  General Counsel
       Telecopy:  (847) 518-4915

       with a copy to:

       Bar & Karrer
       Seefeldstrasse 19
       8024 Zurich
       Switzerland
       Attention:  Dr. Rolf Watter, Esq.
       Telecopy:  01 251 30 25

       and to:

       The Galileo Company
       Galileo Centre Europe
       Windmill Hill
       Swindon
       Wilts SN5 6PH, United Kingdom
       Attention:  Company Secretary
       Telecopy: 44 (0) 1793 886190

                                     53
       and to:

       Shearman & Sterling
       599 Lexington Avenue
       New York, New York  10022, USA
       Attention: Clare O'Brien, Esq.
       Facsimile: (212) 848-7179

       (b) If to the Seller:

       SAirGroup (Ltd.)
       CH-8058
       Zurich Airport
       Switzerland
       Attention: Corporate Finance, DF


       SECTION 10.03. Public Announcements. Except as may be required by Law, neither party to this Agreement shall make, or cause to be made any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or the existence of discussion or negotiations between the parties or otherwise communicate with any news media without the prior consent of the other party, and the parties shall cooperate as to the form, timing and contents of any such press release or public announcement.

       SECTION 10.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

       SECTION 10.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

       SECTION 10.06. Entire Agreement. This Agreement (including the Exhibits and the Seller's Disclosure Schedule which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) and the Non-Disclosure

  Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

       SECTION 10.07. Assignment.This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld by the Seller or the Purchaser); provided, however, that the Purchaser may assign all or any portion of its rights and obligations under this Agreement to one or more Affiliates of the Purchaser without the consent of the Seller; provided further that in the event of such assignment, Purchaser will remain liable for any obligations hereunder not performed by such assignee or assignees.

       SECTION 10.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

       SECTION 10.09. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 9.03.

       SECTION 10.10. Arbitration. (a) Subject to the final sentence of this Section 10.10, any dispute arising between the Parties hereto involving the subject matters covered by this Agreement shall be submitted to arbitration under this Section 10.10. A Party asserting a breach of this Agreement by the other Party shall notify the other Party of such alleged breach (a "Dispute Notice") and the Parties shall attempt to resolve such dispute amicably and if they shall fail to resolve it within thirty (30) days of the date of the Dispute Notice, either Party may notify the other Party that it wishes to commence an arbitration proceeding under this Section 10.10 (an "Arbitration Request"). In any arbitration proceeding the Party commencing the arbitration (the "Petitioner") shall include in the Arbitration Request (a) a statement of the facts constituting the alleged breach or dispute, (b) a written statement of position ("Statement") regarding the dispute and (c) the name of an elector designated by it. The Statement shall state the facts and arguments in support of the position taken by the Party submitting such Statement and shall detail that Party's proposed solution and relief sought (if any). Copies of any Arbitration Request shall be furnished at the same time to the other Party hereto.
  The Party with whom the Petitioner has its dispute (the "Respondent") shall within five (5) Business Days after the date of the Arbitration
  Request designate a second elector by notice to the Petitioner (copies of which shall be furnished to the other Party), but if it shall fail to do so within such period the Petitioner may designate an elector on Respondent's behalf. The electors chosen by the Petitioner and the Respondent shall attempt to agree upon an arbitrator (the "Arbitrator"), but if they are unable to do so within twenty (20) Business Days after the designation of the second elector, then either elector thereafter may apply to the American Arbitration Association (the "Association") for the selection of the Arbitrator in accordance with the Commercial Arbitration Rules of such Association. The Arbitrator so selected shall have full power to decide any dispute referred to in this Section
  10.10. The arbitration proceedings shall be conducted in the English language, and the place of arbitration and the making of the Award (as defined below) shall be Paris, France. The UNCITRAL rules of commercial arbitration shall apply to any arbitration commenced pursuant to this Section 10.10, as modified by the following procedure:

              (i) Within five (5) Business Days of the selection of the Arbitrator (the "Commencement Date"), the Respondent shall deliver its Statement regarding the dispute to the Arbitrator and to the Petitioner.

              (ii) Within fifteen (15) Business Days from the Commencement Date, each of the Petitioner and Respondent shall deliver to the Arbitrator and to the other Party, a response ("Response") to the other Party's Statement setting forth opposing facts and arguments and limited in length to ten (10) typed, single spaced pages (excluding any evidentiary exhibits included therein).

              (iii) Within twenty (20) Business Days from the Commencement Date, each of the Petitioner and the Respondent may deliver to the Arbitrator and to the other Party, a reply to the Response limited to setting forth facts and arguments in rebuttal to the Statement and Response of the other Party and limited in length to five (5) typed, single spaced pages (excluding any evidentiary exhibits included therein).

              (iv) Within twenty-five (25) Business Days from the Commencement Date, each of the Petitioner and Respondent shall present an oral summation of its position to the Arbitrator in the presence of the other Party in accordance with such rules of procedure including, without limitation, length of presentation and right of cross-examination, as the Arbitrator shall determine in writing and deliver to the Parties not less than three (3) Business Days prior to such hearing; provided, however, that such hearing shall not exceed eight (8) hours in total and may not be adjourned except for extraordinary circumstances beyond the control of the Parties.

              (v) The Arbitrator shall either issue his or her decision and award ("Award") or request a further meeting of the Parties within fifteen (15) days of the hearing.

              (vi) Any such further meeting of the Parties shall take place within five (5) Business Days of the request therefor and shall be conducted a determined by the Arbitrator. The Arbitrator shall issue his or her Award no later than fifteen (15) days after any such further meeting of the Parties.

              (vii) The Award shall be in writing and shall be limited to a decision either completely in favor of Petitioner's request for relief or completely in favor of Respondent's. The Award shall be final and binding upon the Parties hereto and judgment may be entered thereon in any court of competent jurisdiction and the costs and expenses of such arbitration (and of enforcing any Award), including attorneys' fees, shall be borne by the Party losing such arbitration.

             (viii) In the event that the Arbitrator fails to render his Award within the time limits contained in Sections 10.10(a)(v) or (vi), the Arbitrator shall, nonetheless retain jurisdiction over the dispute for a reasonable period of time.

       (b) This Section 10.10 shall in no way affect the right of any Party to seek such interim relief, and only such relief, as may be required to maintain the status quo in aid of the arbitration in any court of competent jurisdiction.

       SECTION 10.11. Seller's Disclosure Schedule. From time to time after the date hereof and not later than three Business Days (other than in a case in which an event occurs within such three Business Day period which could not have been anticipated, in which case written notice of such event must be provided to the Purchaser promptly after the Seller becomes aware of it) prior to the Closing Date, the Seller may amend or supplement the Seller's Disclosure Schedule in writing in accordance with Section 10.02 with respect to any matter coming to its attention or arising which, if known by it or existing prior to the date of this Agreement would have been required to be set forth or described in the Seller's Disclosure Schedule or which is necessary or desirable to complete or correct any information in the Seller's Disclosure Schedule or in any representation or warranty of the Seller which has been rendered inaccurate thereby. For purposes of determining the satisfaction of the Purchaser's condition to close as set forth in Section 7.02(a), the Seller's Disclosure Schedule shall be deemed not to have been amended or supplemented from that attached hereto on the date hereof.

       SECTION 10.12. Governing Law. This Agreement shall be governed by the laws of Switzerland (disregarding conflict of law rules and the Vienna (United Nations) Convention on the International Sale of Goods).

       SECTION 10.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

       SECTION 10.14. Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity.

       IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                  GALILEO INTERNATIONAL
                                  PARTNERSHIP



                                  By:     /s/ Paul H. Bristow
                                     -----------------------------------------
                                     Name:          Paul H. Bristow
                                     Title:         Senior Vice President and
                                                    Chief Financial Officer



                                  SAIRGROUP (LTD.)



                                  By:     /s/ Georges Schorderet
                                     -----------------------------------------
                                     Name:          Georges Schorderet
                                     Title:         Executive VP,
                                                    Chief Financial Officer





                                  By:     /s/ Urs Vida
                                     -----------------------------------------
                                     Name:    Urs Vida
                                     Title:     Manager

                                EXHIBIT 5.07(b)


NAME

Travitel

OPAL

Tourbo

                                SCHEDULE 1.01(a)




             Seasonal Adjustment Factors
------------------------------------------------------
                      June    July   August  September
                     ------  ------  ------  ---------
Trade Debtors - Net   1.02    0.91    1.02     0.96
Other Receivables     2.27    1.90    1.16     1.68

                                SCHEDULE 1.01(b)




                    Seasonal Adjustment Factors
-------------------------------------------------------------------
                                   June    July   August  September
                                  ------  ------  ------  ---------
Accounts Payable                    0.55    0.64    0.66       0.76
Accrued Liabilities                 0.25    0.10    0.08       0.11
Provisions                          1.25    1.41    1.30       1.26
Swissair/atraxis Current Account    1.09    0.79    0.83       0.77

                               SCHEDULE 7.02 (d)



The execution, delivery and performance of the Agreement do not require any authorizations, consents, orders or approvals of any Governmental Authorities or officials or any third party.